Exhibit 5.1

[Letterhead of Carey y CIA]

Santiago, October 13, 2005

Masisa S.A.

Avenida Apoquindo 3650

Piso 10

Las Condes, Santiago

Chile

Ladies and Gentlemen:

We have acted as special Chilean counsel to Masisa S.A. (the “Company”), a publicly-held corporation (sociedad anónima abierta) organized under the laws of Chile, in connection with the issuance and sale by the Company of American depositary shares, to be represented by American depository receipts (“ADRs”), each representing 50 shares without nominal (par) value of the Company (the “Shares”).  The ADRs will be issued pursuant to the terms of the Deposit Agreement, dated March 24, 2005, among the Company, The Bank of New York, as depositary, and the owners and beneficial owners of ADRs (the “Deposit Agreement”).

We are giving this opinion in connection with the Registration Statement on Form F-1 (Registration No. 333-128694) filed by the Company with the U.S. Securities and Exchange Commission on September 29, 2005 (the “Registration Statement”) to effect registration of the Shares pursuant to the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”).

For purposes of this opinion, we have examined (i) the By-laws (estatutos) of the Company, (ii) the minutes of the Special Shareholders' Meeting of the Company held on August 29, 2005, at which the shareholders approved a capital increase of the Company, (iii) the minutes of the meeting of the Board of Directors of the Company held on September 14, 2005, authorizing the issuance and sale of the Shares, and (iv) such other documents and certificates as we have deemed necessary for the purposes of the opinion expressed below.

In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

As to any facts relevant to our opinion, we have relied on certificates and representations of officers or other representatives of the Company.

We are qualified to practice law in the Republic of Chile and do not purport to be expert on, or to express any opinion herein concerning, any law other than the laws of Chile as in effect in the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.               The Shares have been duly and validly authorized, and after commencement of the preemptive rights offering in Chile and the receipt of valid waivers, in each case as contemplated by the Registration Statement under the heading “Preemptive rights offering”, the execution by the Depositary of a Chilean subscription agreement, the execution by J.P. Morgan Securities Inc. and the other international underwriters of the U.S. purchase agreement, and when deposited as contemplated in the Deposit Agreement included in the Registration Statement as Exhibit 4.1, will be validly issued and subscribed, fully paid and non-assessable.

2.           The discussion in the Registration Statement under the caption “Taxation-Material Chilean tax consequences”, insofar as it describes certain matters of Chilean tax laws and regulations or legal conclusions with respect thereto, constitutes our opinion.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the references made to our firm under the caption “Legal matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Sincerely,

/s/ Carey y Cia. Ltda.

Carey y Cia. Ltda.